                                    CONECTIV








                               AMENDMENT NO. 1 TO
                                    FORM U5S



                                  ANNUAL REPORT
                                       TO
                       SECURITIES AND EXCHANGE COMMISSION










                                FOR THE YEAR 1998
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The 1998 Form U5S is hereby amended as follows:


Exhibits

B        Corporate Organization Documents and Bylaws
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                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Registrant has duly caused this Amendment No. 1 to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          Conectiv

                                       /S/ James P. Lavin
                                       ------------------
                                           James P. Lavin
                                            Controller


Date:  April 4, 2000
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                                    Exhibit B

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   CONECTIV
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   1.1                              Restated Certificate of Incorporation filed
                                    March 2, 1998 in the office of the Delaware
                                    Secretary of State (filed with Conectiv's
                                    Current Report on Form 8-K dated March 6,
                                    1998)

   1.2 Bylaws (filed with Conectiv's Current Report on Form 8-K dated March 6, 1998)

   DELMARVA POWER & LIGHT
   COMPANY

   2.1 Restated Certificate filed April 9, 1990 with the office of the Delaware Secretary of State (filed with Registration Statement No.
                                    33-50453)

   2.2                              Certificate of Designation filed July 29,
                                    1992 with the office of the Delaware
                                    Secretary of State (filed with Registration
                                    Statement No. 33-50453)

   2.3                              Certificate of Designation filed October 29,
                                    1993 with the office of the Delaware
                                    Secretary of State (filed with Registration
                                    Statement No. 33-53855)

   2.4 Certificate of Amendment filed June 7, 1996 with the office of the Delaware Secretary of State (filed with Registration Statement No.
                                    333-07281)

   2.5                              Certificate of Amendment filed March 2, 1998
                                    with the office of the Delaware Secretary of
                                    State (filed with Delmarva Power & Light's
                                    Current Report on Form 8-K dated March 4,
                                    1998)

   2.6                              Certificate of Merger of DS Sub, Inc., a
                                    Delaware Corporation, with and into Delmarva
                                    Power & Light Co., filed with the Delaware
                                    Secretary of State, effective as of March 1,
                                    1998 (filed with Delmarva Power & Light's
                                    Current Report on Form 8-K dated March 4,
                                    1998)

   2.7                              Bylaws (filed with Delmarva Power & Light's
                                    Current Report on Form 8-K dated March 4,
                                    1998)

   ATLANTIC CITY ELECTRIC
   COMPANY

   3.1                              Agreement of Merger Between Atlantic City
                                    Electric Company and South Jersey Power &
                                    Light Company filed June 30, 1949 and
                                    Amendments through May 3, 1991 (filed with
                                    Atlantic City Electric Company's Reports on
                                    Form 10-Q for the quarters ended June 30, 1982, March 31, 1985, March 31, 1987 and
                                    September 30, 1991, with Atlantic City
                                    Electric Company's Form 8-K dated October
                                    12, 1988 and with Atlantic City Electric
                                    Company's Form 10-K for the fiscal year
                                    ended December 31, 1990)

   3.2                              Bylaws as amended April 24, 1989, inclusive
                                    (filed with Atlantic City Electric Company's
                                    Form 10-Q for the quarter ended September
                                    30, 1989)

   CONECTIV RESOURCE PARTNERS,
   INC.

   4.1*                             Certificate of Incorporation filed January
                                    16, 1998 with the office of the Delaware
                                    Secretary of State

   4.2*                             Bylaws

   DELMARVA SERVICES COMPANY

   5.1*                             Certificate of Incorporation of Delmarva
                                    Services Company filed October 31, 1986 in the office of the Delaware Secretary of State

   5.2*                             Bylaws

   CONECTIV COMMUNICATIONS,
   INC.
   (f/k/a Delmarva
   Telecommunications, Inc.)

   6.1*                             Certificate of Incorporation of Delmarva
                                    Telecommunications, Inc. filed October 21,
                                    1996 in the office of the Delaware Secretary of State

   6.2*                             Certificate of Amendment of Certificate of
                                    Incorporation of Delmarva
                                    Telecommunications, Inc. changing the name to Conectiv Communications, Inc. filed
                                    February 26, 1997 in the office of the
                                    Delaware Secretary of State

   6.3*                             Bylaws

   CONECTIV ENERGY, INC.

   7.1*                             Certificate of Incorporation of Conectiv
                                    Energy, Inc. filed February 18, 1998 in the office of the Delaware Secretary of State

*Filed herewith
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
   CONECTIV SERVICES, INC.
   (f/k/a Service Confidence,
   Inc.)

   8.1*                             Certificate of Incorporation filed June 26,
                                    1996 in the office of the Delaware Secretary of State

   8.2*                             Certificate of Merger of Delcard Associates,
                                    Inc., a Delaware Corporation, into Service
                                    Confidence, Inc. filed October 16, 1996 in the office of the Delaware Secretary of State

   8.3*                             Certificate of Amendment of Certificate of
                                    Incorporation of Service Confidence, Inc.
                                    changing the name to Conectiv Services, Inc.
                                    filed March 6, 1997 in the office of the Delaware Secretary of State

   8.4*                             Bylaws

   CONECTIV PLUMBING, L.L.C.

   9.1*                             Certificate of Formation of Conectiv
                                    Plumbing, L.L.C. filed January 15, 1998 in the office of the Delaware Secretary of State

   9.2                              Operating Agreement of Conectiv Plumbing,
                                    L.L.C. (CONFIDENTIAL TREATMENT REQUESTED)

   CONECTIV ENERGY SUPPLY, INC.
   (f/k/a Delmarva Energy
   Company)

   10.1*                            Certificate of Incorporation of Delmarva
                                    Energy Company filed July 3, 1975 in the office of the Delaware Secretary of State

   10.2*                            Certificate of Amendment of Certificate of
                                    Incorporation of Delmarva Energy Company adding Article 12th filed August 19, 1987 in the office of the Delaware Secretary of State

   10.3*                            Certificate of Amendment of Certificate of
                                    Incorporation of Delmarva Energy Company changing the name to Conectiv Energy Supply, Inc. filed April 9, 1998 in the office of the Delaware Secretary of State

   10.4*                            Bylaws

   DELMARVA CAPITAL INVESTMENTS,
   INC.

   11.1*                            Certificate of Incorporation filed February
                                    27, 1985 in the office of the Delaware
                                    Secretary of State

   11.2*                            Certificate of Amendment of Certificate of
                                    Incorporation amending Article 8th filed
                                    August 19, 1987 in the office of the
                                    Delaware Secretary of State

   11.3*                            Bylaws

   DCI I, INC.

   12.1*                            Certificate of Incorporation filed February
                                    27, 1985 in the office of the Delaware
                                    Secretary of State

   12.2*                            Certificate of Amendment of Certificate of
                                    Incorporation amending Article 8th filed
                                    August 19, 1987 in the office of the
                                    Delaware Secretary of State

   12.3*                            Bylaws

   DCI II, INC.

   13.1*                            Articles of Incorporation of DCI II, Inc.
                                    filed November 15, 1985 in the office of the Lieutenant Governor of the Virgin Islands of the U.S.

   13.2*                            Bylaws

   DCTC-BURNEY, INC.
   (f/k/a DCTC-Redding, Inc.)

   14.1*                            Certificate of Incorporation filed June 26,
                                    1987 in the office of the Delaware Secretary of State

   14.2*                            Bylaws

   CONECTIV OPERATING SERVICES
   COMPANY (f/k/a Delmarva
   Operating Services Company)

   15.1*                            Certificate of Incorporation filed May 8,
                                    1987 in the office of the Delaware Secretary of State

   15.2*                            Certificate of Ownership and Merger of
                                    DelCal Operating Company with and into
                                    Delmarva Operating Services Company filed
                                    January 9, 1998 in the office of the
                                    Delaware Secretary of State

   15.3*                            Certificate of Amendment of Certificate of
                                    Incorporation of Delmarva Operating Services
                                    Company changing name to Conectiv Operating
                                    Services Company filed December 9, 1998 in the office of the Delaware Secretary of State

   15.4*                            Bylaws

   CONECTIV SOLUTIONS LLC

   16.1*                            Certificate of Formation of Conectiv
                                    Solutions LLC filed October 20, 1997 in the office of the Delaware Secretary of State

   16.2                             Limited Liability Company Agreement for
                                    Conectiv Solutions LLC dated October 17,
                                    1997 (CONFIDENTIAL TREATMENT REQUESTED)

* Filed herewith
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
   ENERVAL, L.L.C. (f/k/a
   Atlantic CNRG Services,
   L.L.C.)

   17.1*                            Certificate of Formation of Atlantic CNRG
                                    Services, L.L.C. filed March 17, 1995 in the office of the Delaware Secretary of State

   17.2*                            Certificate of Amendment of Atlantic CNRG
                                    Services, L.L.C. changing the name to
                                    Enerval, L.L.C. filed April 15, 1996 in the office of the Delaware Secretary of State

   17.3                             Operating Agreement of Atlantic CNRG
                                    Services, L.L.C. dated March 17, 1995
                                    (CONFIDENTIAL TREATMENT REQUESTED)

   17.4                             First Amendment to Operating Agreement of
                                    Operating Agreement of Atlantic CNRG
                                    Services, L.L.C. dated April, 1996
                                    (CONFIDENTIAL TREATMENT REQUESTED)

   17.5                             Second Amendment to Operating Agreement of
                                    Enerval, L.L.C. dated June 17, 1998
                                    (CONFIDENTIAL TREATMENT REQUESTED)

   ATLANTIC SOUTHERN PROPERTIES,
   INC. (f/k/a Atlantic Housing,
   Inc.)

   18.1*                            Certificate of Incorporation filed June 24,
                                    1970 in the office of the New Jersey
                                    Secretary of State

   18.2*                            Certificate of Amendment to Certificate of
                                    Incorporation of Atlantic Housing, Inc.
                                    changing the name to Atlantic Southern
                                    Properties, Inc. filed January 4, 1989 in the office of the New Jersey Secretary of State

   18.3*                            Bylaws

   ATE INVESTMENT, INC.

   19.1*                            Certificate of Incorporation of ATE
                                    Investment, Inc. filed October 9, 1986 in the office of the New Jersey Secretary of State

   19.2*                            Bylaws

   CONECTIV THERMAL SYSTEMS,
   INC. (f/k/a Atlantic Thermal
   Systems, Inc.)

   20.1*                            Certificate of Incorporation of Atlantic
                                    Thermal Systems, Inc. filed May 5, 1994 in the office of the Delaware Secretary of State

   20.2*                            Certificate of Amendment of Certificate of
                                    Incorporation changing the name to Conectiv
                                    Thermal Systems, Inc. filed March 2, 1998 in the office of the Delaware Secretary of State

   20.3*                            Bylaws

   ATS OPERATING SERVICES, INC.

   21.1*                            Certificate of Incorporation of ATS
                                    Operating Services, Inc. filed March 31,
                                    1995 in the office of the Delaware Secretary of State

   21.2*                            Certificate for Renewal and Revival of
                                    Certificate of Incorporation filed December
                                    10, 1998 in the office of the Delaware
                                    Secretary of State

   21.3*                            Bylaws

   ATLANTIC JERSEY THERMAL
   SYSTEMS, INC.

   22.1*                            Certificate of Incorporation of Atlantic
                                    Jersey Thermal Systems, Inc. filed May 20,
                                    1994 in the office of the Delaware Secretary of State

   22.2*                            Bylaws

   ATLANTIC-PACIFIC GLENDALE,
   L.L.C.

   23.1* Certificate of Limited Liability Company filed August 22, 1997 with the office of the Delaware Secretary of State

   23.2                             Operating Agreement (CONFIDENTIAL TREATMENT
                                    REQUESTED)

   ATLANTIC-PACIFIC LAS VEGAS,
   L.L.C.

   24.1* Certificate of Limited Liability Company filed October 29, 1997 with the office of the Delaware Secretary of State

   24.2*                            Certificate of Amendment filed November 5,
                                    1997 with the office of the Delaware
                                    Secretary of State

   24.3                             Operating Agreement (CONFIDENTIAL TREATMENT
                                    REQUESTED)

* Filed herewith
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
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   ATLANTIC GENERATION, INC.

   25.1*                            Certificate of Incorporation Atlantic
                                    Generation, Inc. filed October 9, 1986 in the office of the New Jersey Secretary of State

   25.2*                            Bylaws

   BINGHAMTON GENERAL, INC.

   26.1*                            Certificate of Incorporation of Binghamton
                                    General, Inc. filed May 3, 1990 in the
                                    office of the Delaware Secretary of State

   26.2*                            Bylaws

   BINGHAMTON LIMITED, INC.

   27.1*                            Certificate of Incorporation of Binghamton
                                    Limited, Inc. filed May 2, 1990 in the
                                    office of the Delaware Secretary of State

   27.2*                            Bylaws

   VINELAND GENERAL, INC.

   28.1*                            Certificate of Incorporation of Vineland
                                    General, Inc. filed August 28, 1990 in the office of the Delaware Secretary of State

   28.2*                            Bylaws

   VINELAND LTD., INC.

   29.1*                            Certificate of Incorporation of Vineland
                                    Ltd., Inc. filed August 28, 1990 in the
                                    office of the Delaware Secretary of State

   29.2*                            Bylaws

   PEDRICK GEN., INC.

   30.1*                            Certificate of Incorporation of Pedrick
                                    Gen., Inc. filed July 28, 1989 in the office of the New Jersey Secretary of State

   30.2*                            Bylaws

* Filed herewith